Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Fusion Fuel Green PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares with a nominal value of $0.0001 each	Other(2)	6,247,684	0.2795	(2)	$1,746,227.68	0.00015310	$267.35
	Total Offering Amounts						$1,746,227.68		$267.35
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$267.35

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Class A ordinary shares with a nominal value of $0.0001 each (“Class A Ordinary Shares”), as may be issued or issuable because of share splits, share dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Class A Ordinary Shares reported by The Nasdaq Stock Market LLC on March 21, 2025.